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                                                                Exhibit (b)



            Agreement between The Pillsbury Company, Pillsbury Center, 200

South Sixth Street, Minneapolis, Minnesota 55402 ("Pillsbury") and Seneca

Foods Corporation, 1162 Pittsford-Victor Road, Pittsford, New York 14534

("Seneca").


                                  RECITALS


            The Pillsbury Company is the payee, and Seneca is the maker, of an 8% Secured Nonrecourse Subordinated Promissory Note dated February 1,

1995, in the original principal amount of $73,025,000 (the "Note").  The first two partial payments of principal, each payment in the sum of

$3,000,000 (a total of $6,000,000) are due on October 20, 1995, and October

20, 1996, respectively.


                             TERMS OF AGREEMENT


In consideration of their mutual promises, Pillsbury and Seneca hereby agree as follows:


1.    The due date of the first two payments of principal under the Note,

aggregating $6,000,000, is hereby deferred to October 20, 1998.


2.    Seneca hereby grants Pillsbury an option to convert any part or all of the $6,000,000 principal payment deferred pursuant to paragraph 1 hereof to shares of Class A Common Stock of Seneca.  Pillsbury must deliver to

Seneca written notice of its intention to exercise the option with respect to a specified amount or percentage of the $6,000,000 deferred payment not later than December 31, 1995, and it must take delivery of the shares which it has so elected to acquire not later than September 30, 1996.  The exercise

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price shall be the midpoint price between the bid and asked price of Seneca

Class A Common Stock on the day the notice of exercise is delivered to

Seneca, but not less than the book value per share of Class A Common Stock as reflected on the consolidated balance sheet of Seneca as at September

30, 1995.


3.    The parties will agree in good faith as quickly as is mutually feasible upon the form of notice of exercise of option, securities registration provisions and other reasonable provisions with respect to the issuance of Seneca's Class A Common Stock in the event of exercise of the option granted by this Agreement.


      Dated:      September 28, 1995

                                    The Pillsbury Company



                                    By:   /s/ JEROME J. JENKO
                                          Jerome J. Jenko, SVP
                                          Gen. Counsel & Sec.


                                    SENECA FOODS CORPORATION



                                    By:   /s/ KRAIG KAYSER
                                          Kraig Kayser, President